Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc. Don Stewart, Chief Financial Officer Stephen Pedroff, Marketing Communications 650-314-3400 dstewart@ritamed.com spedroff@ritamed.com
Jill Bertotti (investors)
949-474-4300
jill@allencaron.com

Surf Media Communications
Juliana Minsky (media)
805-962-3700
jm@surfmedia.com

RITA MEDICAL SYSTEMS ANNOUNCES RADIOFREQUENCY ABLATION LIVER

TREATMENT GAINING POSITIVE COVERAGE MOMENTUM WITH PRIVATE INSURANCE PAYERS

2003 Technology Evaluations and Published Clinical Data Facilitating Reimbursement

Reviews By Insurers Establishing Coverage Guidelines

MOUNTAIN VIEW, CA (March 4, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that several Blue Cross Blue Shield systems in the U.S. have established positive written reimbursement policies for the treatment of liver cancer with radiofrequency ablation (RFA). Payers reviewing reimbursement policies often rely on third-party technology assessments and clinical data, including the 2003 Blue Cross Blue Shield Technology Evaluation Committee (BCBS TEC) review, ECRI Technology Assessment, and recently published clinical data.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems stated, “We are pleased that many of the nation’s private health insurance companies have elected to provide reimbursement for radiofrequency ablation treatment for liver cancer patients for whom there are few, if any other options.” Mr. DeVivo continued, “We believe that as more payers offer coverage for procedures our installed customer base will be able to treat more patients.”

The BCBS TEC In Press was published in November 2003. In the following four months alone several new Blue Cross Blue Shield positive written reimbursement policies have been published in states including Florida, Massachusetts, Michigan and New York. The newly published policies bring the total number of states with established Blue Cross Blue Shield positive written reimbursement policies to 24.

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The company estimates that more than 100 million lives in the U.S. are covered by private insurers that provide reimbursement for the treatment of liver cancer with RFA. Other large private insurers providing reimbursement for RFA treatment of liver cancer include Aetna (the largest private payer in the U.S. with 19 million covered lives), United Health Care (the second largest private payer in the U.S. with 15 million covered lives), Kaiser, and Humana.

Lynn Saccoliti, Vice President of Reimbursement Affairs for RITA Medical Systems stated, “We see a pattern of positive reimbursement policies adopted by the largest private insurance payers in the nation based on their review of newly published long-term clinical data as well as respected technology assessment publications.” Ms. Saccoliti continued, “In addition to those organizations that have already adopted positive reimbursement policies, many insurers are currently in some stage of the coverage review-process and we expect those organizations to complete their reviews in the next three to six months.”

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the growth and extent of insurance coverage for RFA treatment are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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